ATSG's Second Quarter Results On Track Toward 2016 Targets
Expanding Air Express Networks Fueling Growth
WILMINGTON, OH, August 8, 2016 - Air Transport Services Group, Inc. (Nasdaq:ATSG), the leading provider of medium wide-body freighter aircraft leasing, air cargo transportation, and related services, today reported consolidated financial results for the quarter ended June 30, 2016.
For the second quarter of 2016, compared with the second quarter of 2015:

•
Revenues increased 19 percent to $176.5 million. Excluding revenues from reimbursed expenses, revenues increased 13 percent. This increase included contributions from thirty-five Boeing 767 cargo aircraft leased to external customers at June 30, six more than a year earlier. Eight of those thirty-five leased 767s were operating for Amazon Fulfillment Services Inc. (AFS), a subsidiary of Amazon.com, which ATSG began serving in September 2015.

•
Pre-tax Earnings from Continuing Operations were $18.8 million, compared with $17.2 million in the prior-year period. Adjusted Pre-Tax Earnings from Continuing Operations, as defined in our Earnings Summary later in this release, declined slightly to $16.3 million from $16.7 million, reflecting $2.6 million in ramp-up costs stemming primarily from flight crew compensation and training for the expanding Amazon and DHL CMI operations. Adjusted Pre-Tax Earnings from Continuing Operations exclude non-cash charges associated with pension costs, lease incentive amortization, and the effects of financial instrument transactions, including a non-cash mark-to-market adjustment in the value of stock warrants granted to Amazon in March.

•
Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) from Continuing Operations, as adjusted for the same items excluded from Adjusted Pre-Tax Earnings, increased 2 percent to $52.1 million.

•
Net Earnings from Continuing Operations on a GAAP basis were $11.5 million, or $0.12 per common share diluted in the second quarter, versus $10.6 million, or $0.16 per share a year ago. The 2016 Net Earnings from Continuing Operations include non-cash, after-tax effects of lease incentive amortization and the mark-to-market adjustment for stock warrants. Diluted Earnings per Share exclude the mark-to-market gain, net of tax, associated with the stock warrants.

•
Adjusted Earnings per Share from Continuing Operations for the second quarter of 2016 were $0.13 per share diluted and excludes the lease incentive amortization as well as the mark-to-market adjustment for the stock warrants, net of tax. Adjusted Earnings per Share from Continuing Operations were reduced by approximately $0.02 per share for the incremental ramp-up costs of the expanded customer CMI operations referenced above.

Adjusted Pre-Tax Earnings, Adjusted EBITDA, and Adjusted Earnings per Share from Continuing Operations are non-GAAP financial measures. Each is defined and reconciled to comparable GAAP results in tables later in this release.

Joe Hete, President and Chief Executive Officer of ATSG, said, “Our operating performance across the board in the second quarter was strong, and yielded financial results that met or exceeded our targets. Last week, we leased and began operating the tenth of twenty 767 freighters we will fly for Amazon. We expect margins to improve substantially in the second half as we approach our year-end 2016 target of forty-three dry-leased 767 freighters, and increase from twenty-two to thirty the number of those we operate for customers under multi-year CMI agreements. We have increased acquisitions of 767-300 airframes, and have secured the conversion slots to satisfy strong customer demand.”
Revenue diversification continued to increase in the second quarter. DHL accounted for 37 percent, Amazon 22 percent, and the U.S. Military 13 percent of ATSG's second quarter 2016 revenues. That compares with 48 percent of revenues for DHL and 18 percent for the U.S. Military in the second quarter of 2015. Amazon became an ATSG customer in September 2015.
First-half capital expenditures were $125 million, versus $76 million in the first half of 2015. That included purchases of seven Boeing 767-300 aircraft, three in the second quarter, plus freighter modification costs for those and other aircraft, capitalized maintenance costs, and payments for other ground and maintenance equipment. Due to an acceleration in the rate of aircraft purchases to meet 2017 freighter demand, ATSG's 2016 capital spending is now projected to total $315 million, of which $235 million is budgeted for fleet expansion.
In May, ATSG again increased its access to growth-related credit by amending the credit facility agreement with its bank consortium. The amendment increases by $100 million, to $425 million, the revolver portion of the facility and provides greater flexibility for the company to execute share repurchases. The interest rate structure is unchanged. Outstanding debt against the revolver was $240 million at June 30, 2016. Leverage against EBITDA was approximately 1.8 times at quarter-end, and the variable interest rate on the revolver balance was 2.2 percent.
ATSG spent $7.7 million to repurchase 0.55 million shares of its common stock in the open market during the second quarter. That does not include a negotiated $50 million direct purchase in July of 3.8 million shares from a fund affiliate of Red Mountain Capital Partners, ATSG's largest shareholder. Accordingly, those 3.8 million shares were removed from the company's diluted share count beginning in July.
Segment Results
Cargo Aircraft Management (CAM)

CAM	Second Quarter		Six Months
($ in thousands)	2016	2015	2016	2015
Aircraft leasing and related revenues	$48,373	$45,632	$100,099	$88,846
Lease incentive amortization	(934)	—	(934)	—
Total CAM Revenues	$47,439	$45,632	$99,165	$88,486

Pre-Tax Earnings	$16,229	$14,441	$35,739	$28,879
Significant Developments:

•
CAM’s aircraft leasing and related revenues increased 6 percent to $48.4 million for the second quarter of 2016. Revenues from externally leased freighters and aircraft engines increased 23 percent, driven by six more external Boeing 767 dry leases than a year earlier.

•	Pre-tax earnings for the quarter increased 12 percent from the prior-year period. Depreciation expenses on CAM's expanded fleet were higher than a year ago.

•
CAM owned fifty-six Boeing cargo aircraft in serviceable condition as of June 30, the same number as in the first quarter but two more than last year. Eight CAM-owned 767-300s were awaiting, or in passenger-to-freighter modification. In June, one 767-200 was being prepared for deployment in the third quarter.

•
The twenty 767s CAM will lease and operate for Amazon include twelve Boeing 767-200s and eight 767-300s. Ten of the twelve 767-200s are now in operation for Amazon; the two others will be delivered in the fourth quarter. Three of the 767-300s will be leased to Amazon and placed into service by year-end, and the remaining five by the end of the first half of 2017. CAM began an eight-year lease of a 767-300 freighter to Amerijet in July. Additionally, CAM expects to lease a 767-300 to DHL under an eight year term starting in September, bringing to 17 the total portfolio of 767 aircraft leased to DHL.

•	More information about CAM's current and projected in-service fleet is provided in a table at the end of this release.
ACMI Services

ACMI Services	Second Quarter		Six Months
($ in thousands)	2016	2015	2016	2015
Revenues
Airline services	$98,187	$97,897	$199,840	$195,592
Reimbursables	15,958	5,995	29,261	13,768
Total ACMI Services Revenues	$114,145	$103,892	$229,101	$209,360

Pre-Tax Earnings (Loss)	$(7,130)	$1,126	$(17,486)	$(1,445)
Significant Developments:

•
Revenues increased ten percent to $114.1 million. Airline services revenues were essentially flat at $98.2 million as the airlines operated fewer aircraft on an ACMI basis and more aircraft on a CMI basis. Block-hour utilization increased 12 percent, primarily from expanded CMI operations.

•
Lower pre-tax margins are attributable to $3.0 million in higher expenses for scheduled heavy maintenance events than in the second quarter a year ago, $2.4 million in higher non-cash pension expense, and $2.6 million in increased personnel costs to ramp up for expanding CMI operations for Amazon. The 2015 period included a $2.0 million benefit from an insurance settlement.

Other Activities

Other Activities	Second Quarter		Six Months
($ in thousands)	2016	2015	2016	2015
Revenues	$57,253	$32,179	$112,264	$67,785
Pre-Tax Earnings	$4,130	$1,840	$7,998	$4,916

Significant Developments:

•
Inter-company revenues increased $11.9 million during the second quarter of 2016 to $24.2 million, driven by aircraft fuel and maintenance services for the company's airlines to support the Amazon network.

•
Results from all other activities in the second quarter benefited from expanded aircraft maintenance for Delta Air Lines and other customers, and increased package handling services for Amazon and the United States Postal Service.

Impact of Warrants
The investment agreement ATSG completed with Amazon in March granted warrants for them to acquire up to 19.9 percent of ATSG's common shares over five years. ATSG's earnings in the second quarter reflect the amortization of the lease incentive, which is based on the value of the warrants, as a reduction to revenue. This non-cash amortization is excluded from ATSG's calculation of Adjusted Pre-tax Earnings, Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per Share from Continuing Operations.
ATSG accounted for the majority of the initial tranche of 7.7 million warrants that vested in March under the equity method, which led to a $35.8 million increase in equity at March 31, reflecting the fair market value of then-issued warrants. However, after shareholder approval of the Amazon investment agreement in May 2016, warrant features were enabled that required the Company to treat them as a mark-to-market financial instrument liability on the balance sheet. Accordingly, changes in the market price of ATSG common shares each quarter will affect the fair value of the warrants and result in a change in the value of that liability. This effect for the second quarter was a $5.8 million pre-tax gain, which was recorded as a gain on financial instruments on the Company's statement of earnings. Going forward, management expects these items to continue to significantly impact GAAP net earnings until all of the warrants are exercised or expire.
For purposes of calculating diluted earnings per share in accordance with GAAP, the warrants were treated as an equity instrument during the second quarter. Accordingly, the mark-to-market gain on the stock warrants, net of tax, was disregarded in calculating Diluted Earnings per Share from Continuing Operations.
Outlook
This year's second quarter was the first full quarter of operations under the five-year air transportation services agreement with Amazon and the start of the second full year under ATSG's four-year commercial arrangements with DHL. Those agreements and others mean that forty-three 767s, or more than 80 percent of ATSG's serviceable 767 freighter fleet, will be covered by long-term dry lease agreements by the end of 2016.
"We are confident about the cash-generating power of ATSG's businesses for many years to come," Hete said. "We continue to estimate that Adjusted EBITDA from Continuing Operations will be $218 million in 2016, after excluding our non-cash items as described above. We are also confident about continued growth in 2017 and beyond, as we deliver on the opportunities that growing e-commerce markets are creating."
Hete said that ATSG has the relationships and growth opportunities in place to generate strong cash returns over several years from its accelerated fleet investments and other initiatives. "We will continue to invest and operate our businesses for maximum performance. Having already repurchased 5.8 million of our shares since May 2015, ATSG will continue to buy back shares at a moderate pace, while having the flexibility to acquire blocks of shares on an opportunistic basis. Allocating capital where it can provide the best returns for shareholders remains our fundamental goal."
Conference Call
ATSG will host a conference call on Tuesday, August 9, 2016, at 10 a.m. Eastern Daylight Time to review its financial results for the second quarter of 2016. Participants should dial (888) 771-4371 and international participants should dial (847) 585-4405 ten minutes before the scheduled start of the call and ask for conference pass code 43085407. The call will also be webcast live (listen-only mode) via www.atsginc.com.

A replay of the conference call will be available by phone on August 9, 2016, beginning at 2 p.m. and continuing through August 16, 2016, at (888) 843-7419 (international callers (630) 652-3042); use pass code 43085407#. The webcast replay will remain available via www.atsginc.com for 30 days.
About ATSG
ATSG is a leading provider of aircraft leasing and air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. ATSG, through its leasing and airline subsidiaries, is the world's largest owner and operator of converted Boeing 767 freighter aircraft. Through its principal subsidiaries, including two airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides aircraft leasing, air cargo lift, aircraft maintenance services and airport ground services. ATSG's subsidiaries include ABX Air, Inc.; Airborne Global Solutions, Inc.; Air Transport International, Inc.; Cargo Aircraft Management, Inc.; and Airborne Maintenance and Engineering Services, Inc. For more information, please see www.atsginc.com.
Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. There are a number of important factors that could cause Air Transport Services Group's ("ATSG's") actual results to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, our operating airlines' ability to maintain on-time service and control costs; the number and timing of deployments and redeployments of our aircraft to customers; the cost and timing with respect to which we are able to purchase and modify aircraft to a cargo configuration; the successful implementation and operation of the new air network for Amazon; changes in market demand for our assets and services; and other factors that are contained from time to time in ATSG's filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers should carefully review this release and should not place undue reliance on ATSG's forward-looking statements. These forward-looking statements were based on information, plans and estimates as of the date of this release. ATSG undertakes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.
Contact:
Quint O. Turner, ATSG Inc. Chief Financial Officer
937-382-5591

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
REVENUES	$176,549	$148,353	$353,934	$295,378

OPERATING EXPENSES
Salaries, wages and benefits	53,647	42,036	106,066	85,715
Depreciation and amortization	33,132	31,400	65,666	60,393
Maintenance, materials and repairs	26,390	23,993	53,733	46,686
Fuel	17,168	12,275	33,799	23,053
Contracted ground and aviation services	8,931	3,599	19,799	6,537
Travel	4,678	4,342	9,486	8,765
Rent	2,579	2,447	5,206	6,654
Landing and ramp	2,652	2,166	6,303	4,874
Insurance	1,087	546	2,236	1,804
Other operating expenses	10,484	5,755	20,488	13,574
	160,748	128,559	322,782	258,055

OPERATING INCOME	15,801	19,794	31,152	37,323
OTHER INCOME (EXPENSE)
Interest income	37	24	61	46
Interest expense	(2,633)	(2,839)	(5,332)	(5,904)
Net gain on financial instruments	5,558	264	5,030	251
	2,962	(2,551)	(241)	(5,607)

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	18,763	17,243	30,911	31,716
INCOME TAX EXPENSE	(7,235)	(6,673)	(11,212)	(12,251)

EARNINGS FROM CONTINUING OPERATIONS	11,528	10,570	19,699	19,465

EARNINGS FROM DISCONTINUED OPERATIONS, NET OF TAX	47	214	94	428
NET EARNINGS	$11,575	$10,784	$19,793	$19,893

EARNINGS PER SHARE - Basic
Continuing operations	$0.18	$0.16	$0.31	$0.30
Discontinued operations	—	0.01	—	0.01
NET EARNINGS PER SHARE	$0.18	$0.17	$0.31	$0.31

EARNINGS PER SHARE - Diluted
Continuing operations	$0.12	$0.16	$0.25	$0.30
Discontinued operations	—	—	—	—
NET EARNINGS PER SHARE	$0.12	$0.16	$0.25	$0.30

WEIGHTED AVERAGE SHARES
Basic	63,267	64,541	63,452	64,498
Diluted	66,763	65,471	65,910	65,404

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$25,242	$17,697
Accounts receivable, net of allowance of $293 in 2016 and $415 in 2015	51,510	57,986
Inventory	14,713	12,963
Prepaid supplies and other	12,167	12,660
TOTAL CURRENT ASSETS	103,632	101,306

Property and equipment, net	934,219	875,401
Other assets	75,240	26,285
Goodwill and intangibles	38,589	38,729
TOTAL ASSETS	$1,151,680	$1,041,721

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$40,755	$44,417
Accrued salaries, wages and benefits	24,254	27,454
Accrued expenses	8,858	8,107
Current portion of debt obligations	41,637	33,740
Unearned revenue	12,081	12,963
TOTAL CURRENT LIABILITIES	127,585	126,681
Long term debt	323,461	283,918
Post-retirement obligations	104,316	108,194
Other liabilities	61,777	61,913
Stock warrants	57,128	—
Deferred income taxes	109,358	96,858

STOCKHOLDERS’ EQUITY:
Preferred stock, 20,000,000 shares authorized, including 75,000 Series A Junior Participating Preferred Stock	—	—
Common stock, par value $0.01 per share; 85,000,000 shares authorized; 63,513,853 and 64,077,140 shares issued and outstanding in 2016 and 2015, respectively	635	641
Additional paid-in capital	497,750	518,259
Accumulated deficit	(35,938)	(55,731)
Accumulated other comprehensive loss	(94,392)	(99,012)
TOTAL STOCKHOLDERS’ EQUITY	368,055	364,157
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,151,680	$1,041,721

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
PRE-TAX EARNINGS AND ADJUSTED PRE-TAX EARNINGS SUMMARY
FROM CONTINUING OPERATIONS
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues
CAM
Aircraft leasing	$48,373	$45,632	$100,099	$88,486
Lease incentive amortization	(934)	—	(934)	—
Total CAM	47,439	45,632	99,165	88,486
ACMI Services
Airline services	98,187	97,897	199,840	195,592
Reimbursables	15,958	5,995	29,261	13,768
Total ACMI Services	114,145	103,892	229,101	209,360
Other Activities	57,253	32,179	112,264	67,785
Total Revenues	218,837	181,703	440,530	365,631
Eliminate internal revenues	(42,288)	(33,350)	(86,596)	(70,253)
Customer Revenues	$176,549	$148,353	$353,934	$295,378

Pre-tax Earnings from Continuing Operations
CAM, inclusive of interest expense	16,229	14,441	35,739	28,879
ACMI Services	(7,130)	1,126	(17,486)	(1,445)
Other Activities	4,130	1,840	7,998	4,916
Net, unallocated interest expense	(24)	(428)	(370)	(885)
Net gain on financial instruments	5,558	264	5,030	251
Total Pre-tax Earnings from Continuing Operations	$18,763	$17,243	$30,911	$31,716

Adjustments to Pre-tax Earnings from Continuing Operations
Add non-service components of retiree benefit costs, net	2,203	(260)	4,406	(520)
Add debt issuance charge from non-consolidating affiliate	—	—	1,229	—
Add lease incentive amortization	934	—	934	—
Less net gain on financial instruments	(5,558)	(264)	(5,030)	(251)
Adjusted Pre-tax Earnings from Continuing Operations	$16,342	$16,719	$32,450	$30,945

Adjusted Pre-tax Earnings from Continuing Operations is defined as Earnings from Continuing Operations Before Income Taxes less financial instrument gains or losses, non-service components of retiree benefit costs, lease incentive amortization and the write-off of debt issuance costs from a non-consolidating affiliate. Management uses Adjusted Pre-tax Earnings from Continuing Operations to assess the performance of its operating results among periods. Adjusted Pre-tax Earnings from Continuing Operations is a non-GAAP financial measure and should not be considered an alternative to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS FROM CONTINUING OPERATIONS BEFORE INTEREST, TAXES,
DEPRECIATION AND AMORTIZATION
NON-GAAP RECONCILIATION
(In thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Earnings from Continuing Operations Before Income Taxes	$18,763	$17,243	$30,911	$31,716
Interest Income	(37)	(24)	(61)	(46)
Interest Expense	2,633	2,839	5,332	5,904
Depreciation and Amortization	33,132	31,400	65,666	60,393
EBITDA from Continuing Operations	$54,491	$51,458	$101,848	$97,967
Add non-service components of retiree benefit costs, net	2,203	(260)	4,406	(520)
Add debt issuance costs from non-consolidating affiliate	—	—	1,229	—
Add lease incentive amortization	934	—	934	—
Less net gain on financial instruments	(5,558)	(264)	(5,030)	(251)

Adjusted EBITDA from Continuing Operations	$52,070	$50,934	$103,387	$97,196

EBITDA and Adjusted EBITDA from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations Before Income Taxes or any other performance measure derived in accordance with GAAP.

EBITDA from Continuing Operations is defined as Earnings from Continuing Operations Before Income Taxes plus net interest expense, depreciation, and amortization expense. Adjusted EBITDA from Continuing Operations is defined as EBITDA from Continuing Operations less financial instrument gains or losses, non-service components of retiree benefit costs, amortization of lease incentive costs recorded in revenue and the write-off of debt issuance costs from a non-consolidating affiliate.

Management uses EBITDA from Continuing Operations as an indicator of the cash-generating performance of the operations of the Company. Management uses Adjusted EBITDA from Continuing Operations to assess the performance of its operating results among periods. EBITDA and Adjusted EBITDA from Continuing Operations should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, or as an alternative measure of liquidity.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
ADJUSTED EARNINGS PER SHARE FROM CONTINUING OPERATONS
NON-GAAP RECONCILIATION
(In thousands)

The Company's financial results as reported under GAAP, include the effects of stock warrants granted to a customer as a lease incentive. The value of the stock warrants was recorded as a customer lease incentive and is amortized over the term of the related aircraft leases. The stock warrants were revalued as of June 30, 2016, with the gain in fair value recorded to earnings. Diluted earnings per share from continuing operations, as calculated under GAAP, excludes the after tax effects of the gain from revaluing the stock warrants at the end of the period. Adjusted Earnings from Continuing Operations and Adjusted Earnings per Share from Continuing Operations, non-GAAP measures presented below, reflect the Company's results after removing the lease incentive amortization and the warrant revaluation gain during the period.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Earnings from Continuing Operations - basic (GAAP)	$11,528	$10,570	$19,699	$19,465
Gain from stock warrants, net of tax	(3,664)	—	(3,405)	—
Earnings from Continuing Operations - diluted (GAAP)	7,864	10,570	16,294	19,465
Lease incentive amortization, net of tax	595	—	595	—
Adjusted earnings from Continuing Operations (non-GAAP)	$8,459	$10,570	$16,889	$19,465

Weighted Average Shares - diluted (GAAP)	66,763	65,471	65,910	65,404

Earnings per Share from Continuing Operations - diluted (GAAP)	$0.12	$0.16	$0.25	$0.30
Effect of lease incentive amortization, net of tax	0.01	—	0.01	—
Adjusted earnings per Share from Continuing Operations (non-GAAP)	$0.13	$0.16	$0.26	$0.30

Adjusted Earnings per Share from Continuing Operations equals Adjusted Earnings from Continuing Operations divided by Weighted Average Shares diluted.

Adjusted Earnings from Continuing Operations and Adjusted Earnings per Share from Continuing Operations are non-GAAP financial measures and should not be considered as alternatives to Earnings from Continuing Operations or Earnings per Share from Continuing Operations or any other performance measure derived in accordance with GAAP.

Adjusted Earnings from Continuing Operations is defined as Earnings from Continuing Operations less the amortization of the lease incentive, net of taxes and less the warrant revaluation gain, net of taxes. The amortization of the lease incentive is recorded as a non-cash reduction to revenues recognized during a period. Management uses Adjusted Earnings from Continuing Operations and Adjusted Earnings per Share from Continuing Operations to compare the performance of its operating results among periods. Adjusted Earnings and Adjusted Earnings per Share from Continuing Operations should not be considered in isolation or as a substitute for analysis of the company's results as reported under GAAP.

AIR TRANSPORT SERVICES GROUP, INC. AND SUBSIDIARIES
CARGO AIRCRAFT FLEET

Serviceable Aircraft By Type
	December 31,			June 30,			December 31,
	2015			2016			2016 Projected
			Operating			Operating			Operating
	Total	Owned	Lease	Total	Owned	Lease	Total	Owned	Lease
B767-200	36	36	—	36	36	—	36	36	—
B767-300	11	11	—	12	12	—	17	17	—
B757-200	5	4	1	5	4	1	4	4	—
B757 Combi	4	4	—	4	4	—	4	4	—
Total Aircraft	56	55	1	57	56	1	61	61	—

Serviceable Owned Aircraft By Contracted Deployment
	December 31,			June 30,			December 31,
	2015			2016			2016 Projected
Dry leased without CMI		15			13			13
Dry leased with CMI		15			22			30
ACMI/Charter		25			20			18
Staging/Unassigned		—			1			—
		55			56			61

Owned Aircraft In or Awaiting Cargo Conversion
	December 31,			June 30,			December 31,
	2015			2016			2016 Projected
B767-300		2			8			7